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                                                                     EXHIBIT 4.3

                       FORM OF REGISTRATION RIGHTS UNDER
                      SELECT CONVERTIBLE PROMISSORY NOTES

          Registration Rights.
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          (a)  As used in this Section 9, "Shares" means the shares of Common
Stock of the Company which may be acquired by the Payee upon (i) a conversion of this Note in accordance with Section 3(b) hereof or (ii) an exercise of the Warrant.

          (b) Payee will have a Piggyback Registration right for the Shares. If the Company does a registration of the Company's stock, the Company will include a percentage of the Shares, said included Shares being a percentage of the Payees' Shares equivalent to the percentage of the Company's outstanding Class A Common Shares (other than the Payees' Shares) being registered, so long as said registration of the Shares is acceptable to the Company's underwriter(s), and so long as such registration does not violate any U.S. federal or state legal statutes or regulations.

          (c) In the event that either (i) a 5% shareholder and/or (ii) a shareholder under the terms of the Securities Act of 1933, as amended, chooses to register any or all outstanding shares of the Common Stock of the Company, Payee has the right to Piggyback the Shares so long as the expenses directly related to this Section 9 are directly assumed by the Payee.

          (d) Other than registration rights granted to the Payee hereunder and registration rights granted to Electronic Ventures, L.C., under the terms of a Stock Purchase/Subscription Agreement dated December 20, 1992, the Company is not under any obligation to register, within the meaning of the Securities Act of 1933 as amended, any of its securities. The rights of the Payee under this
Section 9 shall survive the payment or conversion of this Note.